EXHIBIT 99.1

           Leiner Health Products Reports First Quarter 2007 Results;
                       Sales Increase 12.6% from Q1 2006

    CARSON, Calif.--(BUSINESS WIRE)--Aug. 7, 2006--Leiner Health Products Inc. today announced its financial results for the first quarter ended June 24, 2006.
    Net sales for the quarter were $163.9 million compared to $145.6 million for the same period in fiscal 2006, a 12.6% increase. Net US sales increased 15.2% in the first quarter of 2007 compared to the same period in 2006, while net Canadian sales decreased by 13.0% in the same period. The net US sales increase resulted primarily from higher sales of joint care, coenzyme Q10, fish oil products, and the sales of PFI acquired products. In addition, fiscal 2006 sales were impacted by the establishment of a $4.7 million reserve for customer returns of certain branded products and a reduction of sales due to inventory reductions by the company's biggest customers. Canadian sales continue to be impacted by the decision of a competitive OTC supplier to supply certain products directly to retail customers and lower sales of analgesics and multivitamins products to major customers in Canada.
    Leiner reported net income of $2.0 million for the quarter, compared to net loss of $4.2 million for the same period in fiscal 2006. Gross margin improved in the first quarter of fiscal 2007 to 24.4% versus 15.3% in the first quarter of fiscal 2006 primarily due to higher sales of CoQ10 and fish oil products, continued stabilization of joint care margins, and better fixed cost absorption from better plant throughput. Gross margin in 2006 was negatively impacted by lower production throughput in the plants and higher raw material costs.
    Credit Agreement EBITDA for the quarter was $18.1 million, compared to $9.2 million for the same period in fiscal 2006. Credit Agreement EBITDA is a financial measure used in the company's Credit Agreement, which required Leiner to have met a Consolidated Indebtedness to Credit Agreement EBITDA Leverage Ratio and a Credit Agreement EBITDA to Consolidated Interest Expense Ratio. Leiner was in compliance with these financial covenants as of June 24, 2006. As previously announced, the Company's financial covenants were amended through unanimous approval by its secured lenders, effective September 23, 2005 (Credit Agreement Amendment). Credit Agreement EBITDA is a non-GAAP measure that should not be considered an alternative to income from operations or net income (loss) as a measure of operating results or cash flows as a measure of liquidity. See the "Calculation of Credit Agreement EBITDA" on page six for a reconciliation of Credit Agreement EBITDA to net income (loss) computed under U.S. generally accepted accounting principles (GAAP).
    Robert Kaminski, Chief Executive Officer, commented, "The navigation of complex landscape changes over the past year has gone as planned. Today's product mix and inventory management situation are dramatically different than during the same period a year ago and create exciting opportunities for growth in each of our three business segments.
    "The core, long-term stability in the company's business is evidence of strong partnerships between our customers, employees, and investors."

    Conference Call Information

    Leiner will conduct a conference call on Tuesday, August 8, 2006 at 11:00 a.m. Eastern Time to discuss first quarter results. The public is invited to attend. The dial-in number for the call is 706-634-0167. The call is also being webcast and can be accessed through the "Investor Information" section of the company's website, www.leiner.com. For those who cannot listen to the live broadcast, a telephone replay of the call will be available from August 8, at 2:00 p.m. Eastern Time through August 15, 2006, and can be accessed by dialing 706-645-9291, conference ID #1222390. An archived webcast will also be available on Leiner's website.
    Additional information regarding Leiner's fiscal 2007 will be contained in the company's Quarterly Report on Form 10-Q, which will be posted on the company's website, www.leiner.com, by 5:00 p.m. PST, August 10, 2006. The Quarterly Report on Form 10-Q will also be available through the SEC's website, www.sec.gov.

    About Leiner Health

    Founded in 1973, Leiner Health Products, headquartered in Carson, Calif., is America's leading manufacturer of store brand vitamins, minerals, and nutritional supplements and its second largest supplier of over-the-counter pharmaceuticals in the food, drug, mass merchant and warehouse club (FDMC) retail market, as measured by retail sales. Leiner provides nearly 50 FDMC retailers with over 3,000 products to help its customers create and market high quality store brands at low prices. It also is the largest supplier of vitamins, minerals and nutritional supplements to the US military. Leiner markets its own brand of vitamins under YourLife(R) and sells over-the-counter pharmaceuticals under the Pharmacist's Formula(R) name. Last year, Leiner distributed over 28 billion doses that help offer consumers high quality, affordable choices to improve their health and wellness.

    Forward-looking Statement

    This press release contains "forward-looking statements" that are subject to risks and uncertainties. These statements often include words such as "may," "will," "should," "expect," "plan," "anticipate," "believe," "estimate," "predict," "potential" or "continue," the negative of such terms or similar expressions. These statements are only predictions. In addition to risks and uncertainties noted in this press release, there are risks and uncertainties that could cause the company's actual operating results to differ materially from those anticipated by some of the statements made. Such risks and uncertainties include: (i) slow or negative growth in the vitamin, mineral, supplement or over-the-counter pharmaceutical industry; (ii) adverse publicity regarding the consumption of vitamins, minerals, supplements or over-the-counter pharmaceuticals; (iii) increased competition; (iv) increased costs; (v) increases in the cost of borrowings and/or unavailability of additional debt or equity capital;
(vi) changes in general worldwide economic and political conditions in the markets in which the company may compete from time to time; (vii) the inability of the company to gain and/or hold market share of its customers; (viii) exposure to and expenses of defending and resolving product liability claims and other litigation; (ix) the ability of the company to successfully implement its business strategy; (x) the inability of the company to manage its operations efficiently; (xi) consumer acceptance of the company's products; (xii) introduction of new federal, state, local or foreign legislation or regulation or adverse determinations by regulators; (xiii) the mix of the company's products and the profit margins thereon; and (xiv) the availability and pricing of raw materials. The company expressly disclaims any obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise.

                     LEINER HEALTH PRODUCTS INC.
           CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
                              UNAUDITED
                        (dollars in thousands)

                                               Three months ended
                                           ---------------------------
                                           June 25, 2005 June 24, 2006
                                           ------------- -------------

Net sales                                   $   145,587   $   163,910
Cost of sales                                   123,284       123,982
                                           ------------- -------------

Gross profit                                     22,303        39,928
Marketing, selling and distribution
 expenses                                        13,784        15,194
General and administrative expenses               7,981         9,665
Research and development expenses                 1,090         1,081
Amortization of other intangibles                    10           282
Other operating expense (income)                    642           (67)
                                           ------------- -------------

Operating income (loss)                          (1,204)       13,773
Interest expense, net                             8,629        10,045
                                           ------------- -------------

Income (loss) before income taxes                (9,833)        3,728
Provision for (benefit from) income taxes        (5,638)        1,741
                                           ------------- -------------

Net income (loss)                           $    (4,195)  $     1,987


                     LEINER HEALTH PRODUCTS INC.
                CONDENSED CONSOLIDATED BALANCE SHEETS
              (dollars in thousands, except share data)


ASSETS                                       March 25,     June 24,
                                               2006          2006
                                           ------------- -------------
                                                           Unaudited
Current assets:
  Cash and cash equivalents                 $     7,731   $     7,539
  Accounts receivable, net of allowances
   of $3,545 and $3,019 at March 25, 2006
   and June 24, 2006, respectively               73,211        61,067
  Inventories                                   165,714       185,088
  Prepaid expenses and other current assets      16,540        15,847
                                           ------------- -------------
    Total current assets                        263,196       269,541
Property, plant and equipment, net               72,618        71,146
Goodwill                                         58,245        58,374
Other noncurrent assets                          22,039        22,903
                                           ------------- -------------
    Total assets                            $   416,098   $   421,964
                                           ============= =============

LIABILITIES AND SHAREHOLDER'S DEFICIT

Current liabilities:
  Accounts payable                          $    77,648   $    80,713
  Accrued compensation and benefits               9,994         8,607
  Customer allowances payable                    10,522        11,477
  Accrued interest                               10,436         6,820
  Other accrued expenses                         14,418        14,674
  Current portion of long-term debt               5,498         4,754
                                           ------------- -------------
    Total current liabilities                   128,516       127,045
Long-term debt                                  397,119       401,237
Other noncurrent liabilities                      5,545         5,612
                                           ------------- -------------
    Total liabilities                           531,180       533,894
Commitments and contingencies
Shareholder's deficit:
  Common stock, $0.01 par value; 3,000,000
   shares authorized, 1,000 issued and
   outstanding at March 25, 2006 and
   June 24, 2006                                      -             -
  Capital in excess of par value                 13,489        13,500
  Accumulated deficit                          (130,125)     (128,138)
  Accumulated other comprehensive income          1,554         2,708
                                           ------------- -------------
    Total shareholder's deficit                (115,082)     (111,930)
                                           ------------- -------------
    Total liabilities and shareholder's
     deficit                                $   416,098   $   421,964
                                           ============= =============


                     LEINER HEALTH PRODUCTS INC.
                Calculation of Credit Agreement EBITDA
                        (dollars in thousands)

                                               Three months ended
                                           ---------------------------
                                           June 25, 2005 June 24, 2006
                                           ------------- -------------

Net income (loss)                           $    (4,195)  $     1,987
Provision for (benefit from) income taxes        (5,638)        1,741
Interest expense, net                             8,629        10,045
Depreciation and amortization                     4,055         4,318
Asset write-down (1)                              5,659             -
Non-cash stock compensation expense                   5             7
Expenses related to permitted acquisition            22             -
Management fees (2)                                 672             9
                                           ------------- -------------

Credit Agreement EBITDA (3)                 $     9,209   $    18,107


(1) Represents the reserve established for anticipated customer returns and the reduction of the carrying value of inventory related to certain branded products in the first quarter of fiscal 2006. This charge resulted in a reduction to gross profit in the condensed consolidated statement of operations for the three months ended June 25, 2005.

(2) Management fees are included in other operating expenses in the condensed consolidated statement of operations.

(3) Credit Agreement EBITDA is calculated in accordance with the definitions contained in our Amendment described under "Credit Agreement EBITDA."


    CONTACT: Leiner Health Products Inc.
             Kevin McDonnell
             Chief Financial Officer
             310-952-1357
             or
             Lippert/Heilshorn & Assoc.
             Jody Burfening/Harriet Fried
             212-838-3777